Exhibit 10.2

$55,555.56	January 6, 2025

PROMISSORY NOTE

For value received, and on the terms and subject to the conditions set forth herein, Cycurion, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay Western Ventures Acquisition Corp., a Delaware corporation (the “Lender”), on the Termination Date (as defined below) the unpaid principal amount of the loan (the “Loan”) made by the Lender to the Borrower on the date hereof, as evidenced hereby, in the principal amount of fifty-five thousand five hundred fifty-five United States dollars and fifty-six cents (US$55,555.56). The Borrower hereby promises to pay interest on the unpaid principal amount of the Loan on the dates and at the rate provided for herein.

Section 1. Certain Terms Defined. The following terms for all purposes of this Promissory Note shall have the respective meanings specified below.

“Borrower” shall have the meaning ascribed to it in the preamble.

“Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close.

“Event of Default” shall have the meaning ascribed to it in Section 7.

“Interest Rate” shall have the meaning ascribed to it in Section 3.

“Lender” shall have the meaning ascribed to it in the preamble.

“Lending Fee” shall mean $2,777.78.

“Loan” shall have the meaning ascribed to it in the preamble.

“Loan Agreement” shall mean this Promissory Note.

“ Termination Date” means the date that is six months from the date of this Loan Agreement (or if such day is not a Business Day, then the next succeeding Business Day).

Section 2. Maturity Of the Loan.

The Loan shall mature, and the principal amount thereof shall become immediately due and payable (together with interest accrued thereon), on the Termination Date.

Section 3. Interest Payments.

The unpaid principal amount of the Loan shall bear interest, for each day from the date hereof until it becomes due, at a rate per annum equal to ten percent (10%) per annum (the “Interest Rate”). Such interest shall be payable on the Termination Date (or if any such day is not a Business Day, then on the next succeeding Business Day) together with the Lending Fee; provided that any overdue principal or interest on the Loan shall be payable on demand and bear interest for each day until paid (including after the Termination Date).

Interest shall be computed on the basis of a year of 365 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

For the avoidance of doubt, all interest due and payable under this Loan, including the Lending Fee, shall be not less than 10% of the initial aggregate principal amount outstanding under this Loan and shall be deemed earned as of the date of this Loan Agreement.

Section 4. Optional Prepayments.

The Borrower may prepay the Loan in whole or in part at any time without penalty by paying the principal amount to be prepaid together with interest accrued thereon to the Termination Date and the Lending Fee.

Section 5. General Provisions As To Payments.

All payments of principal of and interest on the Loan by the Borrower hereunder shall be made not later than 12:00 Noon (New York City time) on the Termination Date by cashier’s check or by wire transfer of immediately available funds to the Lender’s account at a bank in the United States specified by the Lender in writing to the Borrower without reduction by reason of any set-off or counterclaim.

All payments by the Borrower under this Loan Agreement shall be applied: (i) first to any fees and expenses due hereunder, (ii) second to accrued interest due and payable hereunder, (iii) third to the principal outstanding hereunder, and (iv) lastly, to any other amounts due hereunder not otherwise described above.

Section 6. Representations and Warranties of the Borrower.

The Borrower represents and warrants to the Lender that:

(a)	The Borrower is a corporation duly formed, validly existing, and in good standing under the laws of the state of its organization. The Borrower has the requisite power and authority to own, lease, and operate its property, and to carry on its business.

(b)	The Borrower (1) is not insolvent, (2) is able to meet its debts and obligations immediately before the date of this Loan Agreement and (3) will be able to meet its debts and obligations immediately afterwards.

(c)	The Borrower is in compliance with all laws, statutes, ordinances, rules, and regulations applicable to or binding on the Borrower, its property, and business.

(d)	The Borrower has the requisite power and authority to execute, deliver, and perform its obligations under this Loan Agreement.

(e)	The execution and delivery of this Loan Agreement by the Borrower and the performance of its obligations hereunder have been duly authorized by all necessary corporate action in accordance with applicable law. The Borrower has duly executed and delivered this Loan Agreement.

Section 7. Events Of Default.

Each of the following events shall constitute an “Event of Default”:

(a)	any outstanding principal of the Loan shall not be paid upon the Termination Date;

(b)	any outstanding interest on the Loan shall not be paid upon the Termination Date;

(c)	the Borrower defaults in the due and punctual observance or performance of any covenant, condition or agreement contained in this Loan Agreement and such default is not cured within five (5) days after notice from the Lender;

(d)	a court shall enter a decree or order for relief in respect of the Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or for any substantial part of the property of the Borrower or ordering the winding up or liquidation of the affairs of the Borrower; or

(e)	the Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or for any substantial part of the property of the Borrower, or the Borrower shall make any general assignment for the benefit of creditors.

If an Event of Default described in (d) or (e) above shall occur, the unpaid principal amount of the Loan together with interest that would have accrued thereon to the Termination Date and the Lending Fee shall become immediately due and payable without any declaration or other act on the part of the Lender. Immediately upon the occurrence of any Event of Default described in (d) or (e) above, or upon failure to pay the Loan on the Termination Date, the Lender, without any notice to the Borrower, which notice is expressly waived by the Borrower, may proceed to protect, enforce, exercise and pursue any and all rights and remedies available to the Lender under this Loan Agreement and any other agreement or instrument, and any and all rights and remedies available to the Lender at law or in equity.

If any Event of Default described in clauses (a) through (c) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Lender may by notice to the Borrower declare all or any portion of the unpaid principal amount of the Loan together with interest that would have accrued thereon to the Termination Date and the Lending Fee to be due and payable, whereupon the full principal amount of the Loan together with interest that would have accrued thereon to the Termination Date and the Lending Fee which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment.

Section 8. Taxation.

All payments in respect of or relating to this Loan Agreement by the Borrower shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any tax jurisdiction unless the withholding or deduction is required by law. If withholding or deduction is required by law, the Borrower shall pay such additional amounts as are necessary in order that the net amounts received by the Lenders after the withholding or deduction shall equal the respective amounts which would have been receivable in respect of or relating to this Note in the absence of the withholding or deduction.

Section 9. Further Assurances.

The Borrower hereby agrees that, from time to time upon the written request of the Lender, the Borrower will execute and deliver such further documents and do such other acts and things as the Lender may reasonably request in order fully to effect the purposes of this Loan Agreement and to protect and preserve the priority and validity of the security interests granted hereunder.

Section 10. Powers And Remedies Cumulative; Delay or Omission Not Waiver of Event of Default.

No right or remedy herein conferred upon or reserved to the Lender is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

No delay or omission of the Lender to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any Event of Default or an acquiescence therein; and every power and remedy given by this Loan Agreement or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Lender.

Section 11. Transfers.

The Borrower may transfer or assign the Loan or any right or obligation under the Loan Agreement to any person or entity provided, however that the Borrower obtains the prior written consent of the Lender. The Loan is freely transferable by the Lender without the prior written consent of the Borrower.

Section 12. Modification.

This Loan Agreement may be modified only with the written consent of both the Borrower and the Lender.

Section 13. Expenses.

The Borrower agrees to pay to the Lender all out-of-pocket expenses (including reasonable expenses for legal services of every kind) of, or incident to, the enforcement of any of the provisions of this Loan Agreement, by litigation or otherwise, and all such expenses shall be secured obligations to the Lender secured hereunder.

Section 14. Indemnification.

The Borrower agrees to indemnify and hold harmless the Lender (an “Indemnified Party”) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by such Indemnified Party as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Borrower herein.

Section 15. Notices.

Any notice, request or other communication to be given or made under this Agreement to the Parties shall be in writing. Such notice, request or other communication shall be deemed to have been duly given or made when it shall be delivered by hand, international courier (confirmed by facsimile), or facsimile (with a hard copy delivered within two (2) Business Days) to the Party to which it is required or permitted to be given or made at such Party’s address specified below or at such other address as such Party shall have designated by notice to the Party giving or making such notice, request or other communication, it being understood that the failure to deliver a copy of any notice, request or other communication to a Party to whom copies are to be sent shall not affect the validity of any such notice, request or other communication or constitute a breach of this Agreement.

For the Borrower:

Western Ventures Acquisition Corp.

42 Broadway, 12th Floor

New York, NY 10004

Attn: James McCormick, CEO

with a mandatory copy (which shall not constitute notice) to:

Seward & Kissel LLP

One Battery Park Plaza

New York, NY 10004

Attn: Keith Billotti (billotti@sewkis.com)

For the Lender:

Cycurion, Inc.

1640 Boro Place, 4th Floor

McLean, VA 22102

Attn: Alvin McCoy III, CFO

with a mandatory copy (which shall not constitute notice) to:

Clark Hill LLP

555 South Flower Street, 24th Floor

Los Angeles, CA 90071

Attn: Randy Katz (rkatz@clarkhill.com)

Section 16. Miscellaneous.

This Loan Agreement shall be deemed to be a contract under the laws of the State of Nevada, and for all purposes shall be construed in accordance with the laws of said state. The parties hereto hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of or any default under this Loan Agreement, except as specifically provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence without notice. The Section headings herein are for convenience only and shall not affect the construction hereof. Any provision of this Loan Agreement which is illegal, invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating or impairing the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. This Loan Agreement shall bind the Borrower and his or her heirs, administrators, executors, personal representatives and permitted assigns. The rights under and benefits of this Loan Agreement shall inure to the Lender and its successors and assigns.

Each of Borrower and Lender hereby waive any requirement that the other party comply with any provision in agreement between or among the parties that may limit or restrict the ability to such party to enter into this Loan Agreement.

This Promissory Note is being issued with original issue discount (within the meaning of Section 1272 of the Internal Revenue Code of 1986, as amended) of 10%.

IN WITNESS WHEREOF, the Borrower has caused this instrument to be duly executed on the date indicated below.

Date: January 6, 2025

CYCURION, INC.

By:	/s/ Alvin McCoy III
Name:	Alvin McCoy III
Title:	Chief Financial Officer

Accepted and Acknowledged

WESTERN VENTURES ACQUISITION CORP.

By:	/s/ James McCormick
Name:	James McCormick
Title:	Chief Executive Officer